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                                   EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors Ferro Corporation

We consent to incorporation by reference in the Registration Statements (File Nos. 2-61407, 33-28520, and 33-45582) on Form S-8 and in the Registration Statements (File Nos. 33-51284 and 33-63855) on Form S-3 of Ferro Corporation of our report dated January 26, 1998 relating to the consolidated balance sheets of Ferro Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of Ferro Corporation.





/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
Cleveland, Ohio
March 16, 1998